Exhibit 10.2

MUTUAL SEPARATION AGREEMENT

This MUTUAL SEPARATION AGREEMENT (the “Agreement”) is made and entered into this 28th day of August, 2024 by and between OLD NATIONAL BANCORP, an Indiana corporation, OLD NATIONAL BANK, a wholly owned subsidiary of Old National Bancorp (Old National Bancorp and Old National Bank are referred to collectively in this Agreement as the “Company”), and BRENDON B. FALCONER (the “Executive”), a resident of the State of Indiana (the Executive and the Company will sometimes be referred to collectively as the “Parties” and individually as a “Party”).

Recitals

A.            The Executive is currently employed by the Company pursuant to that certain Employment Agreement dated June 28, 2023 (the “Employment Agreement”), between the Executive and the Company.

B.            The Company and the Executive are parties to that certain Confidentiality and Restrictive Covenants Agreement dated June 28, 2023 (the “CRCA”), regarding the Executive’s non-competition, non-solicitation, non-disclosure, non-disparagement, and other restrictive covenants and obligations, which the Executive entered into for valid and sufficient consideration in connection with his employment with the Company, including the benefits provided under the Employment Agreement.

C.            The Company and the Executive have mutually decided and agreed to terminate their employment relationship in accordance with the terms and conditions set forth in this Agreement.

Agreement

In consideration of the mutual termination of the Company’s and the Executive’s employment relationship, and the covenants, promises, and obligations set forth herein, the Company and the Executive agree as follows:

1.            Definition. Throughout this Agreement, the term “Company Group”, will include the following: (a) the Company; (b) Old National Bancorp, Old National Bank, and any current, past or future subsidiary, parent company, affiliated entity, related entity, or division thereof; (c) any current or former officer, director, employee, trustee, agent, member, shareholder, attorney, representative, insurer, reinsurer or employee benefit or welfare program or plan (including the administrators, trustees, fiduciaries, insurers, and reinsurers of such program or plan) of an entity referenced in or encompassed by subsection (a) or (b) above; and (d) all predecessors, successors and assigns of all of the foregoing.

2.            Mutual Termination of Employment. The Parties agree that the Executive’s employment by the Company and the Executive’s position as Senior Executive Vice President and Chief Financial Officer with the Company will terminate or has terminated by mutual agreement effective August 31, 2024 (the “Employment Separation Date”), and the Employment Agreement will terminate or has terminated as of the Employment Separation Date. The Company will pay to the Executive any earned, unpaid base salary through the Employment Separation Date (such earned, unpaid base salary will be referred to as the “Final Wages”), and the Company will pay any Final Wages on the Company’s next regular payroll date after the Employment Separation Date.

The Executive acknowledges and agrees that, except for the Final Wages, the Company has paid the Executive all salary, wages, and other compensation to which the Executive is entitled in connection with the Executive’s employment with the Company, except as specifically provided in this Agreement. The Executive acknowledges and agrees he is not entitled to any additional compensation, including, but not limited to, salary, commissions, wages, bonuses, vacation/paid time off (“PTO”) pay, expense reimbursements, or any other amount from the Company.

Except for any applicable rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), or as otherwise may be expressly provided in any applicable employee benefit plans of the Company, the Executive’s eligibility to participate in all such plans, and/or the Executive’s right to receive all employee benefits under such plans terminated as of the Employment Separation Date. The Executive and the Company acknowledge and agree that, as of the Employment Separation Date, the Executive will also be deemed to have ended all other positions that the Executive holds as an employee, officer, director, member of a committee, or otherwise of any company or entity in the Company Group, including, but not limited to, his position as an officer and director of the Indiana Old National Insurance Company. The Executive agrees to execute any documents required by the Company to effectuate his cessation of such roles, including the resignation attached hereto as Exhibit A.

3.            Severance. Contingent on this Agreement becoming effective (as described in Section 16 below), and the Executive’s compliance with the terms of this Agreement, the Company will pay the Executive the following (collectively, Sections 3a through 3f are the “Severance Payment”):

a.	a lump sum payment in the gross amount of one million two hundred and sixty thousand dollars ($1,260,000), which is equal to two times the Executive’s Base Salary (as defined in the Employment Agreement);

b.	a lump sum payment in the gross amount of one million and eight thousand dollars ($1,008,000), which is equal to two times the Executive’s Target Bonus (as defined in the Employment Agreement);

c.	a lump sum payment in the gross amount of three hundred thirty-six thousand nine hundred and twenty-one dollars ($336,921), which is equal to the Pro-rated Annual Bonus (as defined in the Employment Agreement) based on the days elapsed in 2024 prior to the Employment Separation Date;

d.	a lump sum payment in the gross amount of thirty-eight thousand six hundred and fifty-eight dollars ($38,658), which represents an amount equal to eighteen (18) months of the continuation premiums which would be payable to maintain the Executive’s participation in group medical insurance under COBRA as of the Employment Separation Date;

e.	a lump sum payment in the gross amount of one thousand nine hundred and seventy-three dollars ($1,973), which is equal to eighteen (18) months of the premiums for term life insurance coverage as provided under the Company’s group life insurance plan in effect immediately prior to the Employment Separation Date; and

f.	if requested by the Executive within two (2) years from the Employment Separation Date, outplacement counseling provided by a vendor mutually agreed between the Parties, with total services valued up to, but not to exceed, twenty-five thousand dollars ($25,000).

The Severance Payment will be payable to the Executive on the Company’s first regular payroll date administratively possible following the Effective Date (as defined in Section 16 below), subject to the limitations outlined in Section 13 below. The Executive acknowledges and agrees that the Severance Payment paid or provided by the Company is consideration provided to the Executive over and above anything of value to which the Executive already is entitled, and will be subject to all appropriate taxes, deductions, and withholdings.

The Severance Payment and other benefits provided under this Agreement will not be considered part of the Executive’s regular compensation for the purpose of any Company benefit plans, including, but not limited to, calculations under any Company 401(k) plan or other retirement contributions.

The Executive acknowledges and agrees that the Severance Payment is the maximum sum due to him from the Company (other than retirement, non-qualified deferred compensation and equity incentive compensation, the eligibility and payment of which are governed by the applicable plans and/or award agreements and this Agreement), and the Executive hereby releases, relinquishes and waives any and all rights to other forms of payment, compensation, wages, commissions, bonuses, incentive compensation, profit sharing, severance, deferred compensation, reimbursements, vacation/PTO pay, equity awards, or benefits under any other agreement between the Executive and the Company or under any plan of the Company, whether written, oral, express, or implied.

4.            Other Entitlements and Forfeiture.

a.	The Executive’s entitlement to any benefits under any Company plans in which he is or was a participant during the course of his employment with the Company will be governed by the terms of the applicable plan documents, including, but not limited to, the Company 401(k) plan and Deferred Compensation Plan (as defined herein).

b.	In accordance with the terms of the Old National Bancorp Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), the Executive will receive a distribution of any amounts due under and payable in accordance with the terms of the Deferred Compensation Plan and the Executive’s applicable elections, subject to any required delay in accordance with Section 13 of this Agreement based on the Executive’s status as a “specified employee”.

c.	The Executive and the Company acknowledge and agree that, in the course of his employment with the Company, the Executive has been granted equity awards, with the number of such awards outlined in Exhibit B, pursuant to the terms of the following: service-based Restricted Stock Units (“RSU”) Award Agreements (the “RSU Award Agreements”), the ROATCE and Relative TSR Performance Units (“PSU”) Award Agreements (the “PSU Award Agreements”), or other equity award agreements (collectively, the “Award Agreements”). Each of the Award Agreements and the equity award contemplated by the Award Agreements will be designated by the year of the Grant Date (defined in the respective Award Agreements). Subject to the conditions outlined in Section 16, if the Executive signs and does not rescind this Agreement and complies with the conditions outlined in this Agreement, in connection with the end of the Executive’s employment, the RSU and PSU awards will be treated as follows (the “Equity Amendments”):

i.	RSU:

1.	The Company will waive the continued employment requirement of eligibility in accordance with Section 4(b) of the 2022 RSU Award Agreement for the Period of Restriction (as defined in the 2022 RSU Award Agreement), ending March 2, 2025. The outstanding 2022 RSU awards will be calculated and will immediately vest and be earned upon the Employment Separation Date on a pro-rated basis calculated based on the number of whole months the Executive was employed during the Period of Restriction prior to the Employment Separation Date. The outstanding 2022 RSU awards will be earned in accordance with the applicable 2022 Award Agreement and the Company’s Amended and Restated 2008 Incentive Compensation Plan in effect on the date of this Agreement, subject to the amendments outlined in this Section.

2.	The outstanding RSU awards issued for the Period of Restriction (as defined in the 2023 and 2024 RSU Award Agreements) ending March 1, 2026, March 1, 2027, and March 1, 2025 (collectively, the “2023 and 2024 RSU”), granted in accordance with the 2023 and 2024 RSU Award Agreements, will be treated as if the Executive’s separation from the Company is a Termination without Cause for the purpose of calculating and the vesting of any 2023 and 2024 RSU award, which will result in the 2023 RSUs and 2024 RSUs being calculated and earned on a pro-rated basis based on the number of whole months the Executive was employed during the Period of Restriction prior to the Employment Separation Date.

ii.	PSU:

1.	The Company will waive the continued employment requirement of eligibility in accordance with Section 5(a) of the 2022 PSU Award Agreements for the Performance Period (as defined in the 2022 PSU Award Agreement) ending December 31, 2024. The outstanding 2022 PSU awards will be calculated based on and subject to the achievement of the Performance Goals (as defined in the 2022 PSU Award Agreements) established for such outstanding 2022 PSUs. The total 2022 PSU award amount as determined based on achievement of the Performance Goals will be earned on a pro-rated basis based on the number of whole months the Executive was employed during the Performance Period prior to the Employment Separation Date. The outstanding 2022 PSU awards will be earned in accordance with the 2022 PSU Award Agreements and the Company’s Amended and Restated 2008 Incentive Compensation Plan in effect on the date of this Agreement, subject to the amendments outlined in this Section.

2.	The outstanding PSU awards issued for the Performance Period (as defined in the applicable 2023 and 2024 PSU Award Agreements) ending December 31, 2025 and December 31, 2026 granted in accordance with the applicable 2023 and 2024 PSU Award Agreements will be calculated based on and subject to the achievement of the Performance Goals (as defined in the applicable 2023 and 2024 PSU Award Agreements) established for such 2023 PSUs and 2024 PSUs and will be treated as if the Executive’s separation from the Company is an involuntary termination without Cause for the purpose of calculating and the vesting of any 2023 PSU and 2024 PSU award, which will result in the 2023 PSUs and 2024 PSUs being calculated and earned on a pro-rated basis based on the number of whole months the Executive was employed during the Performance Period prior to the Employment Separation Date.

The RSU Award Agreements and PSU Award Agreements will remain in full force and effect following the Employment Separation Date as amended herein. Any vested and earned equity awards made pursuant to any other Award Agreement will be treated in accordance with the terms of the applicable Award Agreement.

d.	The Executive’s entitlements to the Severance Payment, the Equity Amendments, and the other benefits provided under this Agreement are conditioned upon (i) the Executive signing and not rescinding this Agreement, and (ii) the Executive being in and remaining in compliance with the terms of this Agreement, the CRCA (including, but not limited to, returning all Company property in his possession or under his control), and any other written agreements between the Executive and the Company that survive the end of the Executive’s employment. If the Executive violates or breaches any of these conditions, including, but not limited to, failing to comply with the CRCA or the terms of this Agreement, (1) the Executive will be required to immediately repay the Severance Payment and any other benefits provided under this Agreement upon demand of the Company, (2) the Equity Amendments will no longer apply to any of the Executive’s equity grants and the terms and conditions of the PSUs and RSUs will be governed by the terms of the RSU Award Agreements and PSU Award Agreements prior to their amendment in this Agreement, and (3) if any RSUs or PSUs have previously become vested and paid in accordance with the terms of this Agreement, such RSUs and PSUs will be forfeited and repaid to the Company, as applicable.

5.            General Release and Waiver. In recognition of the payments and benefits given as consideration for this Agreement, the Executive (for himself, and his heirs, executors, administrators, trustees, agents, assigns, and successors) forever releases and discharges the Company Group from any claim, demand, action, or cause of action, known or unknown, which arose at any time from the beginning of time to the Effective Date, and waives all claims, demands, actions, and causes of action against the Company Group, including, but not limited to, all claims, demands, actions, and causes of action relating to, arising out of, or in any way connected with the Executive’s interactions with the Company and/or the Executive’s employment with the Company, the mutual termination and cessation of that employment, and the compensation or benefits payable in connection with that employment or the cessation of that employment, including, but not limited to, any claim, demand, action, or cause of action, including, but not limited to, claims for attorneys’ fees or costs, based on, but not limited to, the following (including any amendments and their respective implementing rules or regulations): Title VII of the Civil Rights Act of 1964; the Americans With Disabilities Act; the Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Family and Medical Leave Act of 1993; the National Labor Relations Act; the Employee Retirement Income Security Act; the Fair Credit Reporting Act; Section 1981 of the Civil Rights Act of 1866; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Workers Benefit Protection Act of 1990 (“OWBPA”); the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act; the Genetic Information Nondiscrimination Act of 2008; COBRA; the Fair Labor Standards Act; the Civil Rights Act of 1991; the Immigration Reform and Control Act; the Indiana Civil Rights Law; the Indiana Wage Payment and Wage Claims Acts; the Indiana Blacklisting Statute; the Indiana Age Discrimination Act; the Indiana Employment discrimination Against Disabled Persons Act; the Indiana Equal Pay Law; the Indiana Occupational Safety and Health Act; any agreement, commitment, representation, promise, understanding, policy, practice, or potential entitlement (regardless of the source, other than applicable incentive or benefit plans or award agreements); past or future wages, severance, compensation, vacation and paid time off pay, sick leave, benefits, bonuses, incentive compensation, commissions, profit sharing, fringe benefits, stock options or awards, reimbursements, or other forms of consideration, payment, salary, remuneration, or any other amount (except as expressly outlined in this Agreement); claims arising under any other federal, state, or local fair employment practices law, employee or labor relations statute, executive order, law or ordinance, and any duty or other employment-related obligation; claims involving intentional and/or negligent infliction of emotional distress, discrimination, harassment, retaliation, and/or wrongful termination.

The Executive further agrees to release and discharge the Company Group, and waive all other claims against the Company Group, including, but not limited to, claims under the United States, Indiana, or other state constitutions; claims arising from any other type of federal, state, or local law, executive order, ordinance, code, or common law; claims arising from contract or public policy, as well as tort, breach of contract, breach of implied covenant of good faith and fair dealing, invasion of privacy, or defamation, together with all claims for monetary and equitable relief, punitive and compensatory relief, and attorneys’ fees and costs.

6.            Covenant Not to Sue. The Executive agrees to not sue or file a lawsuit or claim against the Company Group including, but not limited to, any lawsuit or claim concerning or in any way related to his employment with the Company, the termination of that employment, the compensation or benefits payable in connection with that employment, or any other interaction or relationship with the Company Group that may have occurred prior to the Employment Separation Date or the date the Executive signs this Agreement (whichever is later). The Executive further agrees that no such suit is currently pending, and that he has not assigned to any third party any claim released in Section 5 hereof. Should the Executive violate any aspect of this Section, the Executive agrees that any suit will be null and void and must be summarily dismissed or withdrawn.

The Executive represents and warrants that, as of the date of signing this Agreement: (a) the Executive has not filed or submitted any complaint, charge, or action of any kind in any forum, judicial, administrative or otherwise, against any of the Company Group which complaint, charge, or action is currently pending against any of the Company Group with the Equal Employment Opportunity Commission (“EEOC”), any other federal, state, or local governmental agency or authority, or any judicial body; (b) the Executive has no known workplace injuries or occupational diseases; and (c) the Executive has not sold, assigned, or transferred to any other person or entity any claim, action, right, or cause of action that the Executive has or may have against any of the Company Group or that is the subject of the general release of claims set forth in Section 5 of this Agreement.

This Section and this Agreement will not operate to waive or bar any claim which, by express and unequivocal terms of law, may not under any circumstances be waived or barred. In addition, nothing in this Agreement prohibits the Executive from filing a charge with the EEOC, National Labor Relations Board, or a comparable state or local administrative agency or authority related to the Executive’s employment or separation of employment. To the extent allowed by applicable law, the Executive does forever waive his right to recover or receive any monetary damages, attorneys’ fees, back pay, or reinstatement from, or any injunctive relief against, the Company relating to any matter whatsoever up to the date of this Agreement. However, nothing in this Agreement (a) prohibits, limits, or restricts, or will be construed to prohibit, limit, or restrict, the Executive from exercising any legally protected whistleblower rights (including those pursuant to Section 21F of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, and the rules and regulations thereunder, without notice to or consent from the Company; or (b) to the extent required by law, prohibits or will be construed to prohibit the Executive from receiving a reward from the Securities and Exchange Commission (the “SEC”) or other applicable government agency pursuant to Section 21F of the Exchange Act, or other applicable whistleblower law or regulation.

7.            Non-Disparagement. The Executive agrees that he has not and will not make, either directly, indirectly, or through an agent, any oral or written statements or omissions that are disparaging or defamatory concerning the Company and any of the Company Group, including, but not limited to, statements about the Company’s business practices, the activities of its employees and shareholders, events in the workplace, and any treatment by the Company; except as made in private and privileged conversations with the Executive’s legal advisor, or as required by law or administrative agency process. This prohibition against defaming or disparaging the Company Group includes but is not limited to making statements on social media and/or other media in any forum, whether signed by or acknowledged as authored by the Executive. Nothing in this Section is intended or will be interpreted as prohibiting or restricting the Executive from reporting to or participating in an investigation by a government agency, including, but not limited to, the SEC.

8.            Severability. The Parties expressly agree that the terms of this Agreement are reasonable and enforceable. Moreover, the provisions of this Agreement are severable, and the invalidity or unenforceability of any one or more provisions will not affect or limit the validity and enforceability of the remaining provisions. In the unlikely event that a court of competent jurisdiction determines that any of the terms, provisions, or covenants contained in this Agreement are unreasonable or unenforceable, the court will limit the application of such term, provision, or covenant, or modify any such term, provision, or covenant, and proceed to enforce this Agreement as so limited or modified, to the maximum extent permitted by law.

9.            Applicable Law, Jurisdiction, Venue and Waiver of Jury Trial. This Agreement will be interpreted, enforced, and governed under the laws of the State of Indiana. The Parties agree that any action brought by a Party to enforce or interpret this Agreement will be brought only in a state court sitting in Vanderburgh County, Indiana or, if a federal court, the United States District Court for the Southern District of Indiana, Evansville Division. In addition, the Executive specifically consents to personal jurisdiction in the State of Indiana for purposes of any action to enforce or interpret this Agreement. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY RIGHTS THAT IT OR HE MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

10.            Application. This Agreement will apply to the Executive, as well as to the Executive’s heirs, executors, administrators, trustees, agents, assigns, and successors. This Agreement will also apply to, and inure to the benefit of, the Company Group.

11.            No Admission. This Agreement will not be construed as an admission of liability or wrong-doing by the Company Group or by the Executive, but results from a mutual desire to resolve any and all matters between the Parties as of the Effective Date.

12.            Future Assistance. The Executive agrees to cooperate and make himself reasonably available to the Company in the event the Executive’s assistance is needed to locate, understand, or clarify work previously performed by the Executive or to assist with other work-related issues relating to the Executive’s employment. The Executive also agrees to cooperate, assist, and make himself reasonably available to the Company on an as-needed basis in order to respond to, defend, or address any issues or claims deemed important to the Company or to respond to, defend, or address any complaint or claim filed, or any issue raised, by any person or entity who has sued or has made a claim or demand against the Company, or that does business with the Company or is associated with the Company in any way. Finally, the Executive agrees that he will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or court testimony if requested by the Company. The Company will strive to keep the need for future assistance to a minimum and will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of the Executive’s assistance, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

13.            Section 409A. The Parties hereby acknowledge and agree that all benefits or payments provided by the Company to the Executive pursuant to this Agreement are intended either to be exempt from or in compliance with Section 409A of the Internal Revenue Code and any similar state law. This Agreement will be interpreted to the greatest extent possible to be so exempt or in compliance.

If the Severance Payment or other benefits provided to the Executive pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and the Executive is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefits will made for six (6) months plus one (1) day after the “separation from service” (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the “separation from service” and the New Payment Date will be paid to the Executive in a lump sum, without interest, on the New Payment Date. The Company and the Executive agree that, as of the Employment Separation Date, the Executive will experience a “separation from service” for the purposes of Section 409A.

Notwithstanding the foregoing, in paying or providing the Severance Payment and other benefits under this Agreement, the Company makes no representation as to any federal, state, local, or other tax consequences or liability arising from the Severance Payment or benefits, including, but not limited to, under Section 409A. Moreover, the Executive acknowledges and agrees that, except for employment taxes that are the obligation of the Company, any tax consequences and/or liability arising from the Severance Payment, benefits, or any other payment to the Executive, will be the sole responsibility of the Executive. The Executive also agrees to indemnify the Company for any and all tax liability (excluding any applicable withholdings by the Company in the normal course), including, but not limited to, fines, penalties, interest, costs, expenses, or attorneys’ fees arising from or relating to the payments described herein, and/or imposed by the Internal Revenue Service, any state, or any other taxing agency as a result of any failure to withhold additional taxes on the Severance Payment, or benefits or other amounts provided under this Agreement.

14.            Entire Agreement. This Agreement sets forth the entire understanding and agreement between the Parties. The Executive acknowledges that he has not relied on any statement or explanations made by the Company Group, except as specifically set forth in this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to or will limit, supersede, nullify, or affect any other duty or responsibility the Executive may have or owe to the Company by virtue of any separate agreement or obligation, including but not limited to his obligations pursuant to the CRCA (which will remain in full force and effect in accordance with its terms) and any Award Agreements (except as specifically modified by the Equity Amendments). In addition, this Agreement will have no effect on any employee benefit plan or insurance policy applicable to the Executive. The Executive hereby acknowledges and reaffirms his post-employment non-competition, non-solicitation, non-disclosure, non-disparagement and other restrictive covenants and obligations under the CRCA.

15.            Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together will constitute one and the same agreement. Signatures transmitted by facsimile or other electronic means (including, but not limited to, pdf format, email or any electronic signature complying with the U.S. ESIGN Act of 2000), are acceptable the same as original signatures for execution of this Agreement.

16.            ADEA Advisements. The Executive acknowledges the following: (a) the Company has advised the Executive that by entering into this Agreement, the Executive is waiving and releasing, among other claims, all claims against the Company Group under the ADEA (including the OWBPA); (b) the Company has advised the Executive to consult with an attorney prior to signing this Agreement; (c) the Company has advised the Executive that he has twenty-one (21) days from the date of first delivery of this Agreement to consider this Agreement; (d) if the Executive signs this Agreement before the end of the twenty-one (21) day period, it will be his voluntary decision to do so; (e) the Company has advised the Executive that for a period of seven (7) days following the Executive’s signature, the Executive may rescind this Agreement by written notice to the Company (as outlined in Section 17); (f) this Agreement will not become binding or enforceable until the seven (7)-day rescission period has expired, without the Executive having rescinded this Agreement (the “Effective Date”); (g) any changes made to this Agreement before the Executive signs it, whether material or immaterial, will not restart the twenty-one (21)-day period; and (h) this Agreement does not waive those rights or claims under the ADEA that arise after the date the Executive signs this Agreement, nor does this Agreement preclude the Executive from challenging the validity of this Agreement under the ADEA or to enforce this Agreement.

17.            Procedure for Accepting or Rescinding the Agreement. To accept the terms of this Agreement, the Executive must deliver this Agreement, after he has signed and dated it, to the Company by hand, email or U.S. mail within the twenty-one (21) day period he has to consider this Agreement. To rescind his acceptance of this Agreement, the Executive must deliver to the Company by hand, email or U.S. mail, a written, signed statement that he rescinds his acceptance, delivered within the seven (7) day rescission period. All deliveries must be made to the Company at the following address:

Caroline J. Ellspermann

Executive Vice President and Chief People Officer

One Main Street, Evansville, Indiana 47708

Email: Carrie.Ellspermann@oldnational.com

In the case of delivery by U.S. mail, the executed Agreement or statement rescinding acceptance, as applicable, must be postmarked within the appropriate time period state above.

18.            Acknowledgment. The Executive acknowledges and agrees that he has been given a minimum of twenty-one (21) days to consider this Agreement, that he has had the opportunity to consult with his own attorney(s), and that he is knowingly and voluntarily entering into this Agreement intending to be legally bound. If the Executive executes and delivers this Agreement prior to the twenty-one (21) day period having expired, he shall be deemed to have waived the remaining portion of such twenty-one (21) day period, and the seven (7) day rescission period shall begin on the date that the Company has received this Agreement executed by the Executive.

19.            Amendment or Modification. This Agreement may not be amended, modified, or supplemented except by a written agreement signed by the Executive and a duly authorized officer of the Company.

20.            Construction. This Agreement is the result of negotiations between the Parties and will not be interpreted or construed against the Party drafting this Agreement or causing this Agreement to be drafted. The language of this Agreement will in all cases be interpreted and construed according to its fair meaning and not strictly for or against any Party.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the Company and the Executive have made and executed this Mutual Separation Agreement on the date first above written.

EXECUTIVE		OLD NATIONAL BANCORP

By:	/s/ Brendon B. Falconer	By:	/s/ Caroline J. Ellspermann
Brendon B. Falconer		Caroline J. Ellspermann
Executive Vice President and Chief People Officer

OLD NATIONAL BANK

		By:	/s/ Caroline J. Ellspermann
Caroline J. Ellspermann
Executive Vice President and Chief People Officer

[Signature page for Mutual Separation Agreement]

EXHIBIT A

August 28, 2024

Re:     Resignation of Director and Officer Positions

To the Board of Directors:

Effective as of August 31, 2024, in addition to the mutual termination of my employment as Senior Executive Vice President and Chief Financial Officer of Old National Bancorp (the “Company”) and Old National Bank in accordance with the Mutual Separation Agreement between the Company and the undersigned, I hereby resign from all other director, officer, manager, committee member or other positions that I hold with Old National Bancorp and all of its subsidiaries and affiliated companies.

Sincerely,

Brendon B. Falconer

EXHIBIT B

(Awards reflected below have not been pro-rated based on length of employment)

2022 Service Based Awards	16,815
2022 Performance Based Awards
ROATCE	8,407
TSR	8,407
2023 Service Based Awards	20,270
2023 Performance Based Awards
ROATCE	10,135
TSR	10,135
2024 Service Based Awards Grant # 1 (1-year vest)	13,779
2024 Service Based Awards Grant # 2 (3-year vest)	23,362
2024 Performance Based Awards
ROATCE	11,681
TSR	11,681